Exhibit 99.1


FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


               CONGOLEUM CORPORATION REPORTS FIRST QUARTER RESULTS


MERCERVILLE, NJ, MAY 10, 2005 - Congoleum Corporation (AMEX: CGM) today reported its financial results for the first quarter ended March 31, 2005. Sales for the three months ended March 31, 2005 were $57.6 million, compared with sales of $52.0 million reported in the first quarter of 2004, an increase of 10.8%. The net loss for the quarter was $352 thousand, versus a net loss of $435 thousand in the first quarter of 2004. The net loss per share was $.04 in the first quarter of 2005 compared with $.05 per share in the first quarter of 2004.

Roger S. Marcus, Chairman of the Board, commented "First quarter sales grew from 2004 to 2005 due to higher selling prices coupled with increased unit volume. Unit volume improved through growth in builder products and upper end residential tile, partly offset by declines in sales of do-it-yourself tile through home centers. Selling price increases we instituted in 2004 and early 2005 to pass along raw material cost increases accounted for just over 7% of the total sales growth. Unfortunately, the rampant inflation in the cost of raw materials, particularly resins, amounted to more than eight points in gross margin versus the first quarter of last year, significantly more than what we passed along in our pricing. We continue to improve manufacturing efficiency and control operating expenses. However, the combined effect of these improvements, our higher unit volume, and increases in selling prices, merely offset the surge in raw material prices. We had hoped the raw material cost inflation would moderate, but it has not abated."

Mr. Marcus continued, "As we indicated last month, we continue to make positive progress with our reorganization. We reached an agreement in principle with representatives of the Asbestos Claimants' Committee and the Future Claimants' Representative to make certain modifications to our proposed plan of reorganization and related documents governing the settlement and payment of asbestos-related claims against Congoleum. Our attorneys are preparing an amended plan and disclosure statement which we expect to submit to the court in the near future. We remain committed to overcoming the inevitable challenges, getting a plan confirmed, and putting the financial and management burden of our asbestos liabilities behind us."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements. Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments and availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for asbestos-related claims and other costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (ii) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (iii) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (iv) the response from time-to-time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (v) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and exit financing sufficient to provide it with funding for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (vi) timely obtaining sufficient creditor and court approval of any reorganization plan pursued by Congoleum, (vii) compliance with the United States Bankruptcy Code, including Section 524(g), (viii) developments in, and the outcome of, insurance litigation pending in New Jersey state court, (ix) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (x) increases in raw material prices, (xi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xiii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xiv) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xv) product warranty costs, and (xvi) changes in distributors of Congoleum's products. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of its plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2004 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                   (Unaudited)

                                                             For the Three
                                                              Months Ended
                                                               March 31,
                                                               ---------
                                                           2005          2004
                                                         --------      --------

Net Sales ..........................................     $ 57,630      $ 52,000
Cost of Sales ......................................       43,969        38,449
Selling, General & Administrative Expenses .........       11,733        11,985
                                                         --------      --------

Income (Loss) from Operations ......................        1,928         1,566

Interest Expense (Net) .............................       (2,402)       (2,245)
Other Income .......................................          122           244
                                                         --------      --------
Net Loss ...........................................     $   (352)     $   (435)
                                                         ========      ========

Net Income / (Loss) Per Share, Basic ...............     $  (0.04)     $  (0.05)
                                                         ========      ========
Net Income / (Loss) Per Share, Diluted .............     $  (0.04)     $  (0.05)
                                                         ========      ========

Weighted Average Number of Common Shares
Outstanding - Basic ................................        8,261         8,260
                                                         ========      ========
Weighted Average Number of Common Shares
Outstanding - Diluted ..............................        8,693         8,314
                                                         ========      ========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ...............................     $    854      $    847

Depreciation and Amortization ......................     $  2,833      $  2,891

                             CONDENSED BALANCE SHEET

                                 (In thousands)

                                                      March 31,     December 31,
                                                         2005           2004
                                                      ---------      ---------
                                                     (unaudited)
ASSETS:
Cash (including restricted amounts) ..............    $  38,121      $  45,392
Accounts & notes receivable, net .................       26,255         17,621
Inventory ........................................       40,366         39,623
Other current assets .............................       16,919         15,802
                                                      ---------      ---------

Total current assets .............................      121,661        118,438

Property, plant & equipment (net) ................       77,655         79,550
Other assets (net) ...............................       14,810         14,894
                                                      ---------      ---------
Total assets .....................................    $ 214,126      $ 212,882
                                                      =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses & deferred
  income taxes ...................................    $  55,926      $  59,440
Revolving credit loan - secured debt .............       12,410          9,500
Liabilities subject to compromise - current ......       16,626         14,225
                                                      ---------      ---------
Total current liabilities ........................       84,962         83,165

Liabilities subject to compromise ................      137,089        137,290
Long term debt ...................................           --             --
Other liabilities ................................       13,416         13,416
                                                      ---------      ---------
Total liabilities ................................      235,467        233,871

Stockholder's equity (deficit) ...................      (21,341)       (20,989)
                                                      ---------      ---------


Total liabilities & stockholder's equity .........    $ 214,126      $ 212,882
                                                      =========      =========